Exhibit 10.20

[DATE]

[Name]
[Address]

Dear [___________]:

This Agreement (“Agreement”) by and between Ingersoll-Rand (China) Investment Co., Ltd. (hereinafter referred to as “IR” or “Company”) and you sets forth the specific payments for you should IR fully and successfully separate the residential security and commercial security businesses as described in the Company’s announcement on December 10, 2012 (collectively, “Security Business”) to new ownership through a spin-off, merger, sale or other similar transaction or series of transactions (collectively, the “Spin-off”).

To ensure that your services are retained, that you are fully engaged and adequately perform your responsibilities with respect to, and during the ownership transition, you are one of a small group of employees who are eligible for a Transition Bonus Payment (“Transition Payment”). The transition payment is designed to reflect two critical time periods. The first period of time is from today through the completion of the Spin-Off (the “Effective Date”). In the coming months, you will play an important role in preparing the Spin-off of the Security Business. The second period of time begins on the Effective Date and ends one calendar year from the Effective Date of the Spin-off. The Security Business will be a stand-alone entity after the Spin-Off and it is anticipated that you will play a key role in getting the new business up and running. For this reason, the Transition Payment is made in two installments.

If the Security Business is not successfully spun-off, there will be no Transition Payment. In addition, this Agreement is for a finite period of time and this agreement will expire. Specifically, this Agreement will only apply to a Spin-off of the Security Business with an Effective Date on or before June 1, 2014.

1. Transition Payment Eligibility

(a)
The amount of the Transition Payment will be Amount and will be paid in two equal installments: The first part (50%) will be earned on the Effective Date of the Spin-off of the Security Business provided that you are actively employed by the Security Business or IR on that date. The second part (remaining 50%) to be earned one year after the Effective Date; provided you remain actively employed by the Security Business on such payment date. For both payments, the payment will be made as soon as practicable after the earned date taking into account payroll timing, but in no event after 60 days of the earned date.

(b)
Any Transition Payment shall not be considered “Compensation” for purposes of any plans of the future Security Business or for purpose of the “last twelve month average salary” under the PRC labor contract law in relation to severance related payments. For the avoidance of doubt, the Transition Payment is not intended to be treated as compensation for severance payments.

None of the above payments shall be considered compensation for the purposes of benefits or payments under any employee benefit program of the Company.

The arrangements described above are in lieu of any other obligations the Company may have to you unless specifically mentioned in this Agreement and in your existing employment contract with the

Company. However, you will remain eligible to participate in the [Ingersoll-Rand plc?] Major Restructuring Severance Plan subject to its terms and conditions.

All vested retirement benefits for which you may be eligible under your existing employment related contract or agreement or plan will be paid according to that specific plan provisions.

2.	In exchange for the Transition Payments described in paragraphs above:

a)
You agree to promptly provide to the Company by the Effective Date, all expense reports, all documents whether in written or electronic format, as well as all Company assets, such as cell phones, personal electronic devices, computer equipment, keys, security cards and/or company identification cards in your possession pertaining to your work at the Company. Nothing in this paragraph is intended to seek the return of property that would transfer in connection with the Spin-off of the Securities Business.

b)	You acknowledge:

•
that any trade secrets, or confidential business/technical information of the Company, its suppliers or customers, (whether reduced to writing, maintained on any form of electronic media, maintained in your mind or memory or whether compiled by you or the Company) derive independent economic value from not being readily known to or ascertainable by proper means by others, who can obtain such economic value from their disclosure or use;

•	that reasonable efforts have been made by the Company to maintain the secrecy of such information;

•	that such information is the sole property of the Company (or its suppliers or customers); and

•
that you agree not to retain, use or disclose such information during or after your employment. You further agree that any such retention, use or disclosure, in violation of this Agreement, will constitute a misappropriation of trade secrets of the Company (or its suppliers or customers) and a violation of the Code of Conduct and Proprietary Agreements that you have previously made with the Company. You also agree that the Company may seek injunctive relief and damages to enforce this provision.

•	Nothing in this paragraph is intended to seek the return of property or preclude disclosure of such information that would transfer in connection with the Spin-off of the Security Business.

c)
You agree not to disclose the existence or the terms of this agreement to anyone inside or outside the Company, subordinates or any other employees of the Company. This shall not preclude disclosure to your spouse, attorney, financial advisor, designated Company representative, or in response to a governmental tax audit or judicial subpoena. You also agree to instruct those to whom you disclose the terms of this agreement not to disclose the existence of its terms and conditions to anyone else. This provision shall also not preclude you from disclosing this agreement and its terms in a legal proceeding to enforce its terms. The Company will hold you personally responsible for losses it incurs as a result of violation by you of this confidentiality obligation.

d)
For a period of 2 years following the Effective Date, you agree not to directly or indirectly solicit, recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s)

of the Company to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

e)
You agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company, its affiliates, or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company, its affiliates, and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers. You agree that any violation of these commitments will be a material breach by you of this Agreement and the Company will have no further obligation to provide any compensation or benefits referred to in this Agreement, except as otherwise required by law. You will also be liable for damages (both compensatory and punitive) to the fullest extent of the law as a result of the injury incurred by the Company as a result of such remarks or communications.

f)
For a period of 52 weeks following the Effective Date, you agree to refrain from competing with the Company, or any of its affiliates, with respect to any aspect of its businesses, including without limitation, the design, manufacture, sale or distribution of similar or competitive products as an employee or consultant/representative of a competitor of any IR component, sector or business you have worked for in the last 5 years. If an arbitrator or a court shall finally hold that the time or territory or any other provisions stated in this Section (Non-Competition) constitute an unreasonable restriction upon you, the provisions of this Agreement shall not be rendered void, but shall instead apply to a lesser extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances involved. Nothing in this paragraph prevents your work in the Security Business.

g)
For a period of 52 weeks following the Effective Date, you agree will not, directly or indirectly, for your own account or for the account of others, solicit the business of or perform services for the business of any “Company Customer”. Company Customer means any individual or entity for whom/which the Company provides or has provided services or products or has made a proposal to provide services or products and with whom/which you have had contact on behalf of the Company or for whom/which you were engaged in preparing a proposal during the last 5 years preceding the end of my employment. Nothing in this paragraph prevents your work in the Security Business and nothing in this section prevents you from calling on customers who were customers of the Security Business prior to the spin-off.

3.
a)    You hereby irrevocably and unconditionally release and forever discharge the Company and each and all of its successors, predecessors, businesses, affiliates, and assigns and all person acting by, through and under or in concert with any of them from any and all complaints, claims, compensation program payments and liabilities of any kind and including all claims for, or entitlement to, attorney fees. This section and the release hereunder, do not waive any claims under this Agreement that may arise after the date of your execution of this Agreement. By signing this document, you, hereby, release and waive any and all claims you have or may have in connection with your employment with and termination from the Company, or its subsidiaries or affiliated entities and their directors, officers and employees.  You further acknowledge that the consideration provided herein is, in part provided for this release of all employment claims.  The parties understand that employment claims include but are not limited to all claims arising out of your employment with the Company and termination from the Company.  Employment claims specifically include employment discrimination claims, whistleblower claims, qui tam claims/actions, and employment claims in your local jurisdiction and in all jurisdictions where claims could be brought whether actual or potential, known or unknown.  All such claims (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act. All such claims are forever barred by this Agreement regardless of the forum (e.g., nation, country, state, locale, court, administrative jurisdiction) in which the claim might be brought.
b) The parties understand the word "claims", to include all claims, including all employment discrimination claims, as defined above, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and termination. All such claims (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act, including, without limitation, age discrimination or any other claim or cause of action and regardless of the forum in which it might be brought.

a.	Nothing in this Agreement shall prevent you (or your attorneys) from commencing an action or proceeding to enforce this Agreement.

4.
You represent, warrant and acknowledge that the Company has paid you for all your employment related compensation and benefits under your current employment contract with the Company. You represent, warrant and acknowledge that the Company owes you no vacation pay other than your accrued, unused vacation attributable to the year in which your last day of active employment occurs, which will be paid in a lump sum based on your base salary at termination.

5.
You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the local applicable law, if any, and if any such leave was taken, you were not discriminated against or retaliated against regarding same. Except as may be expressly stated herein, any rights to benefits under Company sponsored benefit plans are governed exclusively by the written plan documents.

6.	You affirm that you have no known and unreported work related injuries or occupational diseases as of the date of this Agreement.

7.
If you accept another position with the Company prior to the Effective Date, the lump sum payments described in Paragraph 1(a) of this Agreement will not be paid. Alternatively, if you have already received the lump sum payment described in Paragraph 1(a) of this Agreement at the time you accept a position with the Company, you will only be entitled to retain the portion to the lump sum payment representing the number of weeks you were not employed by the Company. You will be required to repay to the Company the portion of the lump sum payment representing the number of weeks after which you became re-employed by the Company.

8.
a)     You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

b)    You will promptly notify the Company if you receive any requests from anyone for information regarding the Company or if you become aware of any potential claims or proposed litigation against the Company.

c)    You shall immediately notify the Company if you are served with a subpoena, order, directive or other legal process requiring you to provide sworn testimony regarding a Company-related matter.

9.	If the Company reasonably determines that you have violated any of your obligations under this Agreement, you agree to:

a)	Forfeit any right to receive the payments described in paragraph 1 above,

b)	Forfeit all rights to all outstanding stock options, vested or not, that were previously awarded, and

c)
Upon demand, return all payments set forth in this Agreement that have been made to you. If you fail to do so, the Company has the right to recover such payments and the costs and attorney’s fees associated with such recovery.

10.	The Company may further, where appropriate, seek injunctive relief to cause compliance with paragraph 2.

11.
This Agreement sets forth the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings, written or oral, between you and the Company pertaining to the subject matter hereof.

12.	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

13.
This Agreement is governed by the laws of the State in which the employee worked at the time of the employee’s termination without regard to its choice of law provisions, to the extent not governed by federal/national law.

14.
Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

15.	You understand and agree that:

a)
You are signing this Agreement voluntarily and with full knowledge and understanding of its terms, which include a waiver of all rights or claims you have or may have against the Company as set forth herein including, but not limited to, all claims of age discrimination and all claims of retaliation;

b)
You are, through this Agreement, releasing, among others, the Company, its affiliates and subsidiaries, each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, from any and all claims you may have against them;

c)	reserved;

d)	The consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled under your current employment agreement;

e)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

f)	You knowingly and voluntarily intend to be legally bound by the same;

g)	You were advised and hereby are advised in writing to consider the terms of the Agreement and consult with an attorney of your choice prior to executing this Agreement;

h)	You have been provided with sufficient opportunity to consult with an attorney or have waived that opportunity;

If you accept, please acknowledge your agreement to the terms set forth above by signing and dating below where indicated. If you fail to accept this offer within 7 days from your receipt hereof it will be revoked and no longer available.

This Agreement shall become effective on the date of the signings by both parties, whichever comes later.

Sincerely,

Jeffrey A. Blair
Vice President, Total Rewards
Ingersoll Rand

Cc: MANAGER
HR CONTACT

CERTIFICATION
I certify that I have been advised of my rights to consult with an attorney prior to executing this Agreement; have been given at least 7 days from date of receipt within which to consider this Agreement; and exercised my rights and opportunities, as I deemed appropriate. I knowingly and voluntarily have entered into this Agreement understanding its significance and my obligations.

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